                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Innes Street Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                      INNES STREET FINANCIAL CORPORATION
           =========================================================
                             401 West Innes Street
                        Salisbury, North Carolina 28144
                                (704) 633-2341


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
           =========================================================

                 Merger Proposed - Your Vote Is Very Important

                          Date:    November 16, 2001
                          Time:    10:00 a.m.
                          Place:   Holiday Inn of Salisbury
                                   520 South Jake Alexander Boulevard
                                   Salisbury, North Carolina 28147

                Matters to be Voted on at the Special Meeting:


 .        Approval of the Agreement and Plan of Merger dated July 16, 2001, as amended October 10, 2001, among Gaston Federal Holdings, MHC, Gaston Federal Bancorp, Inc., Gaston Merger Subsidiary, Inc., Gaston Federal Bank, Innes Street Financial Corporation and Citizens Bank, Inc.

 .        Any other matters that may be properly brought before the Special
         Meeting.

         The Boards of Directors of Innes Street Financial Corporation and Gaston Federal Bancorp, Inc., a savings and loan holding company, headquartered in Gastonia, North Carolina, have agreed on a merger in which Innes Street Financial Corporation will become a wholly owned subsidiary of Gaston Federal Bancorp, Inc. and then will merge with and into Gaston Federal Bancorp, Inc. Immediately afterwards, Innes Street Financial Corporation's wholly-owned savings bank subsidiary, Citizens Bank, Inc., will merge with and into Gaston Federal Bank, Gaston Federal Bancorp, Inc.'s wholly-owned savings bank subsidiary (these transactions are collectively referred to in this Proxy Statement as the "Merger").

         In the Merger each share of your Innes Street Financial Corporation common stock will be exchanged for $18.50 in cash. Upon completion of the Merger, you will not own any stock or other interest in Innes Street Financial Corporation or Gaston Federal Bancorp, Inc.

         As a stockholder of Innes Street Financial Corporation you may be entitled to dissent from the Merger and obtain payment of the fair value of your shares under the provisions of Article 13 of the North Carolina Business Corporations Act. In order to perfect dissenters' rights, you must comply in full with the requirements of North Carolina law.

         The Merger cannot be completed unless our stockholders approve it at the Special Meeting. You can vote at the Special Meeting if you owned Innes Street Financial Corporation common stock on September 20, 2001. YOUR VOTE IS VERY IMPORTANT.

         Whether or not you plan to attend the Special Meeting, please take time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail the proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger. If you fail to return your proxy card, it will have the same effect as a vote against the Merger.

         This Proxy Statement provides detailed information about the proposed Merger. We encourage you to read it carefully.

                                          By Order of the Board of Directors,

                                          /s/ Ronald E. Bostian
                                          Ronald E. Bostian
                                          President, Chief Executive Officer
Salisbury, North Carolina                 and Chairman of the Board of Directors
October 17, 2001                          Innes Street Financial Corporation

                      INNES STREET FINANCIAL CORPORATION
================================================================================

                              SUMMARY TERM SHEET
                    QUESTIONS AND ANSWERS ABOUT THE MERGER

         The following summary may not contain all the information about the proposed Merger between Innes Street Financial Corporation and Gaston Federal Bancorp, Inc. that is important to you. For a more complete understanding of the Merger you should read this entire document carefully, as well as the documents attached as Appendices to this Proxy Statement. "We", "our", "Innes Street" and the "Company" each refers to Innes Street Financial Corporation. "Gaston Federal Bancorp" refers to Gaston Federal Bancorp, Inc. "Citizens" or the "Bank" each refers to Citizens Bank, Inc., the Company's wholly-owned savings bank subsidiary, and "Gaston Federal Bank" refers to Gaston Federal Bank, the wholly-owned savings bank subsidiary of Gaston Federal Bancorp.

         On July 16, 2001, Innes Street entered into a merger agreement with Gaston Federal Bancorp. The terms of the Merger Agreement provide that Innes Street and Gaston Federal Bancorp will merge and Gaston Federal Bancorp will be the surviving company. Also, Citizens, the savings bank subsidiary of Innes Street, and Gaston Federal Bank, the savings bank subsidiary of Gaston Federal Bancorp will merge and Gaston Federal Bank will be the surviving bank. Following is a brief summary in question and answer format of the most material terms of the Merger:

 .        What are Gaston Federal Bancorp and Gaston Federal Bank?

Gaston Federal Bancorp, located in Gastonia, North Carolina, is a federal savings and loan holding company registered with the Office of Thrift Supervision under the Home Owners Loan Act of 1933, as amended. A majority of the issued and outstanding common stock of Gaston Federal Bancorp is owned by Gaston Federal Holdings, MHC, a federal mutual holding company registered with the Office of Thrift Supervision under the Home Owners Loan Act. The remaining issued and outstanding shares of Gaston Federal Bancorp common stock are held by approximately 1,560 individual and institutional investors. Gaston Federal Bancorp owns all of the outstanding shares of Gaston Federal Bank, a federal savings bank. Gaston Federal Bancorp, through Gaston Federal Bank and its subsidiaries, offers a complete line of banking and investment services through six full-service branches located in Gaston County and one loan production office in Cleveland County and through a variety of alternative delivery channels.

 .        What are the Company's reasons for the Merger?

The financial services industry has changed significantly in recent years. Changes include (1) consolidation of the banking industry through mergers, (2) deregulation of competition among banking, securities and insurance services providers and (3) a trend towards banks and others offering a broad range of different financial services and products to customers. In the future, many expect the extensive use of technology to transform banking services delivery. For these reasons, the Company's Board of Directors developed concerns about the Company's small size and limited resources and its ability to meet the challenges facing it. The Company's Board of Directors was concerned also about its ability to meet its stockholders' expectations. Increasing stockholder values in future years would require significant increases in profitability and growth which would be difficult for the Company to achieve given its small size, current market conditions and increasing consumer demand for sophisticated financial services.

Innes Street's Board of Directors believes that a merger with Gaston Federal Bancorp at this time is in the best interests of its stockholders. Trident Securities, a division of McDonald Investments, Inc. (subsequently referred to as "Trident" or "Trident Securities"), has advised the Board that Gaston Federal Bancorp's offer of $18.50 per share for the Company's outstanding common stock will result in a return of value that exceeds the high end of the range that they believed could be achieved for the Company's stockholders. Additionally, the Board recognizes that the Bank's customers will benefit from Gaston Federal Bank's additional financial services and resources. See "Approval of the Merger Agreement and the Merger - Reasons for the Proposed Merger."

 .       What does Innes Street's Board of Directors recommend?

Innes Street's Board of Directors has unanimously approved the Merger and recommends that Innes Street stockholders vote "FOR" the proposal to adopt the
                                                ---
Merger Agreement. See "Approval of the Merger Agreement and the Merger - Background of the Proposed Merger" and " - Reasons for the Proposed Merger."

 .       What will I receive for my Innes Street common stock?

You will receive $18.50 in cash from Gaston Federal Bancorp for each share of Innes Street common stock that you own on the date the Merger closes. See "Approval of the Merger Agreement and the Merger - Exchange of the Common Stock for Cash."

 .       Will I have voting rights after the completion of the Merger?

You will have no voting rights with respect to Gaston Federal Bancorp or Innes Street common stock following the Merger. See "Approval of the Merger Agreement and the Merger - Effect of the Merger on the Rights of the Company's Stockholders."

 .       How will I be taxed on the Merger?

We expect that for federal income tax purposes, you will have gain or loss measured by the difference between your cost or other basis in your shares and the amount of cash received for the shares. You are urged to consult your own tax advisors concerning specific tax consequences of the Merger to you. See "Approval of the Merger Agreement and the Merger - Tax Consequences of the Merger."

 .       Should I send in my stock certificates now?

No. After the Merger is completed you will receive written instructions for exchanging your Innes Street stock certificates for cash. See "Approval of the Merger Agreement and the Merger - Exchange of the Common Stock for Cash."

 .       When will the Merger be completed?

We are working to complete the Merger by the last week in December, 2001 although there can be no assurance that all conditions to the Merger will be satisfied by that time. See "Approval of the Merger Agreement and the Merger - Conditions to Consummation of the Merger."

 .       What circumstances might prevent the Merger?

Either Innes Street or Gaston Federal Bancorp can withdraw from the Merger if, despite its best efforts:

        .       the Merger is not approved by Innes Street's stockholders;
        .       the Merger does not receive regulatory approval; or
        .       the Merger is not completed by April 30, 2002.

Innes Street and Gaston Federal Bancorp also can withdraw from the Merger by mutual consent, and either can withdraw from the Merger if:

        . the other party materially breaches the agreement and the breach is not remedied within 15 days;
        or

        . Innes Street receives a better merger proposal from another party.

Also, Gaston Federal Bancorp can withdraw from the Merger if the conditions of any regulatory approval are too burdensome. See "Approval of the Merger Agreement and the Merger - Conditions to Consummation of the Merger."

 .      When and where is the Innes Street stockholder meeting?

The Special Meeting of Innes Street's stockholders to vote on the Merger will be held at 10:00 a.m. on November 16, 2001, at the Holiday Inn of Salisbury located at 520 South Jake Alexander Boulevard, Salisbury, North Carolina 28147. See "Solicitation, Voting and Revocability of Proxies - General."

 .      Who can vote on the Merger?  What vote is required to approve the Merger?

Innes Street stockholders at the close of business on September 20, 2001 can vote at the Special Meeting. The Merger must be approved by the holders of a majority of the outstanding shares of Innes Street common stock. As of September 20, 2001, there were 1,974,325 shares of the Company's common stock outstanding.

In addition, each Innes Street director signed an agreement to vote all shares he beneficially owns, or over which he has voting power, in favor of the Merger Agreement and against any other merger proposal; not to act, in his capacity as a stockholder, to rescind or amend any prior stockholder action to approve the Merger; and not to transfer any Innes Street common stock held by him, by sale or otherwise, prior to the Special Meeting, except in limited situations. As of September 20, 2001, 608,553 shares of Innes Street common stock are committed to vote for approval of the Merger Agreement under these voting agreements. See "Security Ownership of Certain Beneficial Owners."

 .      What should I do now to vote on the Merger?

Just mail your signed proxy card in the enclosed return envelope as soon as possible so your shares can be voted at the Special Meeting. See "Solicitation, Voting and Revocability of Proxies - Voting at the Special Meeting."

 .      If my shares are held in "street name" by my broker, will my broker vote my shares for me?

Your broker cannot vote your shares with respect to the proposed Merger without your instructions. Your broker should provide you with directions for voting your shares. You should instruct your broker to vote your shares. Shares that are not voted because you do not instruct your broker or fail to follow the directions of your broker for voting have the effect of being a vote against the Merger Agreement. See "Solicitation, Voting and Revocability of Proxies - Voting at the Special Meeting."

 .      Can I change my vote after I mail my proxy card?

Yes, you can change your vote at any time before your proxy is voted at the Special Meeting. There are three ways you can change your vote. First, you can send the Company a written statement that you would like to revoke your proxy. Second, you can send the Company a new proxy card. You should send your revocation or new proxy card to the Company's Secretary at the address on the front of this Proxy Statement. Third, you can attend the Special Meeting and vote in person. However, your attendance alone will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker's directions for changing those instructions. See "Solicitation, Voting and Revocability of Proxies."

 .      Do Innes Street's officers or directors have any interests in the Merger?

Innes Street's officers and directors may have interests in the Merger that differ from the interests of Innes Street's stockholders generally. For example, if the Merger is completed, options to purchase Innes Street common stock held by Innes Street's officers and directors will automatically vest and the officers and directors will have the right to exchange each share underlying those options for $9.22, the difference between the option exercise price of $9.28 per share and the Merger consideration of $18.50 per share. Also, the shares of restricted stock granted to officers and directors under the Bank's Management Recognition Plan will vest automatically and the officers and directors will be able to exchange those restricted shares for $18.50 per share.

In addition, Innes Street and Ronald E. Bostian have agreed to execute an agreement terminating his current employment agreement for which he will receive a termination payment, and Gaston Federal Bank has agreed to enter into a new employment agreement with Mr. Bostian in substitution for his current employment agreement. See "Approval of the Merger Agreement and the Merger - Effect of the Merger on Directors, Employees and Benefit Plans - Employment Agreement."

 .       Do the Company's stockholders have appraisal rights?

Under North Carolina law, if you vote against the Merger and properly exercise dissenters' rights, you will have the right to receive a cash payment for the fair value of your Innes Street shares pursuant to procedures set forth in the North Carolina Business Corporations Act. If you want to dissent, you must follow the procedures described in Article 13 of the North Carolina Business Corporations Act exactly. A copy of Article 13 is attached to this Proxy Statement as Appendix C. In order to perfect dissenters' rights, you must comply in full with the requirements of North Carolina law. See "Approval of the Merger Agreement and the Merger - Appraisal Rights."

 .       What regulatory approvals are required?

Gaston Federal Bancorp must receive the approval of the Office of Thrift Supervision for Gaston Federal Bank's merger with Citizens. Gaston Federal Bancorp must also receive the approval of the North Carolina Commissioner of Banks for the merger of Citizens into Gaston Federal Bank.

Gaston Federal Bancorp and Gaston Federal Bank have filed all the required applications with these regulatory authorities. The Merger cannot be completed until all required regulatory approvals are received.

In addition, Gaston Federal Bancorp has requested and received a waiver from the Board of Governors of the Federal Reserve regarding the Merger and Gaston Federal Bank has applied to the OTS for approval to pay a $23.7 million dividend to Gaston Federal Bancorp in order to fund a portion of the total purchase price needed to purchase Innes Street's common stock. In addition, Citizens will apply to the Commissioner for approval to pay a $15.0 million dividend to Innes Street to fund a portion of the total purchase price. See "Approval of the Merger Agreement and the Merger - Regulatory Considerations."

 .       Did the Company use a financial advisor?

In deciding to approve the Merger, the Board of Directors considered the opinion of its financial advisor, Trident Securities, a division of McDonald Investments, Inc., an investment banking firm located in Raleigh, North Carolina, as to the fairness of Gaston Federal Bancorp's offer from a financial point of view. In connection with delivering its opinion, Trident performed a variety of analyses that are described in this Proxy Statement. Trident's updated fairness opinion is attached as Appendix B to this Proxy Statement. We encourage you to read Trident's analyses and opinion. See "Approval of the Merger Agreement and the Merger - Opinion of Financial Advisor."

 .       Can the Merger Agreement be amended?

Innes Street and Gaston Federal Bancorp may by mutual consent amend the Merger Agreement before completion of the Merger. However, once Innes Street's stockholders approve the Merger, any amendment changing the form or amount of consideration to be paid in the Merger must be approved by the stockholders. See "Approval of the Merger Agreement and the Merger - Amendment of the
Merger Agreement."

 .       What happens if the Merger Agreement is terminated by Innes Street due to receipt of a better merger proposal?

If the Merger Agreement is terminated under certain conditions, including termination of the Merger Agreement by Innes Street due to receipt of a better merger proposal, Innes Street will pay Gaston Federal Bancorp a fee of $1.5 million. See "Approval of the Merger Agreement and the Merger - Termination Fee."

 .       What is the relevant trading information for Innes Street and Gaston
Federal Bancorp?

Gaston Federal Bancorp common stock is listed on the Nasdaq National Market under the symbol "GBNK" and Innes Street common stock is listed on the Nasdaq Small Cap Market under the symbol "ISFC".

 .       Who should I contact if I need further information?

You may contact Ronald E. Bostian, President and Chief Executive Officer of the Company and the Bank, if you have any questions. His telephone number is (704) 633-2341 and his mailing address is P.O. Box 1929, Salisbury, North Carolina 28145-1929.

                       INNES STREET FINANCIAL CORPORATION
                       ==================================

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS
                                November 16, 2001

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

         These proxy materials are delivered in connection with the solicitation by Innes Street's Board of Directors of proxies to be voted at the Special Meeting of Stockholders and at any adjournment or postponement. You are invited to attend our Special Meeting on November 16, 2001, at 10:00 a.m. Eastern Time, at the Holiday Inn of Salisbury, Salisbury, North Carolina. This Proxy Statement and form of proxy are being mailed on or about October 17, 2001.

Revocability of Proxy

         A proxy may be revoked at any time before its exercise by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid later-dated proxy or (3) voting by ballot at the Special Meeting. However, if you own shares of the Company's common stock that are not registered in your own name, you will need appropriate documentation from the holder of record of your shares to vote personally at the Special Meeting.

Solicitation

         The Company will pay the expenses of soliciting proxies and has hired Regan & Associates, Inc., a professional proxy solicitor, at an approximate cost of $4,500, to help solicit proxies for the Special Meeting. Also, proxies may be solicited on our behalf in person or by telephone, facsimile transmission or by telegram by the Company's and the Bank's directors, officers and regular employees without additional compensation for doing so. We have requested brokerage houses and nominees to forward these proxy materials to the beneficial owners of shares held of record and, upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Voting at the Special Meeting

         Regardless of how many shares of common stock you own, your vote is important to us. Because many of our stockholders cannot attend the Special Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those stockholders who cannot be present in person.

         You are requested to vote by mail by completing, signing, dating and returning the enclosed proxy in the postage-paid envelope provided by the Company. You may vote for, against, or withhold authority to vote on any matter to come before the Special Meeting. The designated proxies will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted "FOR"
                                                                        ---
approval of the Agreement and Plan of Merger dated July 16, 2001, as amended October 10, 2001, among Gaston Federal Holdings, MHC, Gaston Federal Bancorp, Inc., Gaston Merger Subsidiary, Inc., Gaston Federal Bank, Innes Street Financial Corporation and Citizens Bank, Inc. (the "Merger Agreement").

         If matters not described in this Proxy Statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. We are not now aware of any other matters to be presented except those described in this Proxy Statement. If the Special Meeting is adjourned, your common stock may be voted by the proxies on the new meeting date as well, unless you have revoked your proxy instructions.

         You are entitled to vote your common stock if our records show that you held your shares as of September 20, 2001 (the "Record Date"). At the close of business on the Record Date, a total of 1,974,325 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote on each matter calling for a vote of stockholders at the Special Meeting.

         The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Special Meeting is necessary to constitute a quorum. The Special Meeting may be adjourned in order to permit the further solicitation of proxies if there is an insufficient number of stockholders present to constitute a quorum. Abstentions and broker "non-votes" are counted for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Vote Required for Approval

         The affirmative vote of a majority of the shares of common stock entitled to vote is required to approve the Merger Agreement. Abstentions and broker "non-votes" are not counted for purposes of approval of the Merger Agreement and will have the same effect as votes against approval of the Merger Agreement.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located in Miami (1401 Brickell Avenue, Suite 200, Miami, Florida 33131). Copies of such material can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The address is http://www.sec.gov.

         Gaston Federal Bancorp provided the information contained in this Proxy Statement concerning Gaston Federal Bancorp and Gaston Federal Bank.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of the common stock of the Company notify the SEC and the Company. Following is certain information, as of the Record Date, regarding all persons or "groups," as defined in the Exchange Act, who held of record or who are known to the Company to own beneficially more than 5% of the Company's common stock.

                                       Amount and
                                        Nature of                  Percentage
                                       Beneficial                      of
Name and Address                      Ownership/1/                  Class/2/
----------------                      ------------                  --------

Gordon P. Hurley                      332,505/3/, /4/, /5/            16.06%
24 Pine Tree Road
Salisbury, NC 28144

Harold C. Earnhardt                   319,788/3/, /4/, /6/            15.44%
210 North Hambley Street
Rockwell, NC 28138

James W. Duke                         250,096/3/, /7/                 12.08%
P.O. Box 373
Salisbury, NC 27145-0373

The First Manhattan Co.               135,950                          6.90%
437 Madison Avenue
New York, NY 10022

Ronald E. Bostian                     117,520/8/                       5.67%
134 Glendower Drive
Salisbury, NC 28144

_______________________________

/1/ Unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

/2/ Based upon a total of 1,974,325 shares of common stock outstanding at the Record Date and 96,679 stock options that have vested or are exercisable within 60 days under the Innes Street Stock Option Plan.

/3/ This number includes 206,755 unallocated shares of the Company's common stock held by the Bank's employee stock ownership plan (the "ESOP"). Mr. Earnhardt, Mr. Duke and Mr. Hurley serve as trustees of the ESOP and, as such, share certain voting and investment power of such shares.

/4/ This number includes 53,948 shares of the Bank's common stock held by the MRP Trust as of the Record Date. Mr. Earnhardt, Mr. Hurley and Mr. Lomax serve as trustees of the MRP Trust and, as such, share certain voting and investment power of such shares.

/5/ This number also includes for Mr. Hurley 6,745 shares subject to options which have vested or are exercisable within 60 days under the Innes Street Stock Option Plan.

/6/ This number also includes for Mr. Earnhardt 6,745 shares subject to options which have vested or are exercisable within 60 days under the Innes Street Stock Option Plan.

/7/ This number also includes for Mr. Duke 6,745 shares subject to options which have vested or are exercisable within 60 days under the Innes Street Stock Option Plan.

/8/ This number also includes for Mr. Bostian 22,483 shares subject to options which have vested or are exercisable within 60 days under the Innes Street Stock Option Plan.


Set forth below is certain information, as of the Record Date, regarding those shares of common stock owned beneficially by each of the members of the Boards of Directors of the Company and the Bank, each of the executive officers of the Company and the Bank, and the directors and executive officers of the Company and the Bank as a group.
                                   Amount and
                                    Nature of                    Percentage
                                   Beneficial                        of
Name and Address                  ownership/1/                    Class/2/
----------------                  ------------                    --------
Ronald E. Bostian                  117,520/6/                        5.67%
Chairman, CEO and President
134 Glendower Drive
Salisbury, NC 28144

Harold C. Earnhardt                319,788/3/, /4/, /7/             15.44%
Vice Chairman
210 North Hambley Street
Rockwell, NC 28138

Malcolm B. Blankenship, Jr.         56,131/7/                        2.71%
Director
2250 Godbey Road
Woodleaf, NC 27054

James W. Duke                                   250,096/3/, /7/               12.08%
Director
P.O. Box 373
Salisbury, NC 28145-0373

K. V. Epting, Jr.                                26,620/7/                     1.29%
Director
1908 Sherwood Street
Salisbury, NC 28144-6830

Gordon P. Hurley                                332,505/3/, /4/, /7/          16.06%
Director
24 Pine Tree Road
Salisbury, NC 28144

Bobby A. Lomax                                   90,252/4/, /7/                4.36%
Director
1653 Wiltshire Road
Salisbury, NC 28144-2272

Jeffrey C. Chisholm                              47,457/8/                     2.29%
Senior Vice President/
  Chief Lending Officer
30 Winchester Circle
Salisbury, NC 28144

Dianne E. Hawkins                                38,192/8/                     1.84%
Vice President, Treasurer and Controller
795 Lake Mist Drive
Stanley, NC 28164

Directors and Executive Officers as a
Group (9 persons)                               757,155/5/                    36.56%

_________________________________
/1/ Unless otherwise noted, all shares are owned directly or indirectly by the named individuals, their spouses and minor children, or other entities controlled by the named individuals.

/2/ Based upon a total of 1,974,325 shares of common stock outstanding at the Record Date and 96,679 stock options that have vested or are exercisable within 60 days under the Innes Street Stock Option Plan.

/3/ Mr. Earnhardt, Mr. Duke and Mr. Hurley serve as trustees of the ESOP which holds 206,755 unallocated shares of the Company's common stock. The trustees of such plan share certain voting and investment power of such shares.

/4/ Mr. Earnhardt, Mr. Hurley and Mr. Lomax serve as trustees of the MRP Trust which holds 53,948 shares of the Bank's common stock as of the Record Date. The trustees of such plan share certain voting and investment power of such shares.

/5/ The 206,755 unallocated shares held by the ESOP for which the trustees share voting and investment power, the 53,948 shares held by the MRP Trust as of September 30, 2000 for which the MRP trustees share voting and investment power, and the 96,679 shares underlying options that have vested or are exercisable within 60 days under the Innes Street Stock Option Plan each have been included only once in the total number of shares owned beneficially by the directors and executive officers as a group.

/6/ This number includes 22,483 shares underlying options that have vested or are exercisable within 60 days under the Innes Street Stock Option Plan.

/7/ This number includes 6,745 shares underlying options that have vested or are exercisable within 60 days under the Innes Street Stock Option Plan.

/8/ This number includes 11,242 shares underlying options that have vested or are exercisable within 60 days under the Innes Street Stock Option Plan.

Each Innes Street director has executed a letter agreement to vote all shares he beneficially owns, or over which he has voting power, in favor of the Merger Agreement and against any other merger proposal; not to act, in his capacity as a stockholder, to rescind or amend any prior stockholder action to approve the Merger; and not to transfer any Innes Street common stock held by him, by sale or otherwise, prior to the Special Meeting, except in limited situations. As of the Record Date, 608,553 shares of Innes Street common stock are committed to vote for approval of the Merger Agreement under these voting agreements.

                 APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

         The following information describes certain aspects of the Merger Agreement and the proposed Merger of Innes Street into Gaston Federal Bancorp and Citizens into Gaston Federal Bank through a series of transactions described below. This description is not complete and all stockholders are urged to read the Merger Agreement in its entirety. A copy is attached to and incorporated in this Proxy Statement as Appendix A.

         The Board of Directors recommends that stockholders vote for the
                                                                  ---
adoption of the Merger Agreement. To be approved, a majority of the issued and outstanding shares entitled to vote at the special meeting must vote in favor of the Merger Agreement either in person or by proxy.

Description of Proposed Merger

         On July 16, 2001, the Company entered into the Merger Agreement with Gaston Federal Bancorp. The Merger Agreement provides that the Merger will be effected by the following transactions, which will occur almost simultaneously, except for the formation of Gaston Merger Subsidiary, Inc.

         1. Gaston Federal Bancorp will create Gaston Merger Subsidiary, Inc., a North Carolina business corporation, as a wholly-owned subsidiary.

         2. Gaston Merger Subsidiary, Inc. will merge with and into the Company, with the Company surviving the merger, making the Company a wholly-owned subsidiary of Gaston Federal Bancorp.

         3. The Company will merge with and into Gaston Federal Bancorp, with Gaston Federal Bancorp surviving the merger.

         4. Citizens will merge with and into Gaston Federal Bank, with Gaston Federal Bank surviving the merger. Thereafter, Citizens' three offices will operate as branches of Gaston Federal Bank.

         Each share of the common stock held by Innes Street stockholders on the effective date of the Merger will be exchanged for cash in the amount of $18.50.

Background of the Proposed Merger

         In August 2000, the Company's Board of Directors met with Trident Securities to discuss and evaluate the Company's strategic alternatives. Management of Innes Street and Trident made an assessment of Innes Street's value and prospects and Trident identified the companies that were candidates to acquire, or merge with, Innes Street.

         Beginning in February 2001, Trident solicited indications of interest from companies that were determined to have the ability to acquire, or merge with, Innes Street on terms that would be favorable to our stockholders. A total of 16 companies were contacted and given an opportunity to review financial and other materials about the Company.

         Ultimately, proposals were received from Gaston Federal Bancorp and four other companies. Gaston Federal Bancorp proposed to pay $18.50 for each share of outstanding Innes Street common stock. This proposal was higher than the other offers that were received. At a meeting held on June 27, 2001, the Board of Directors of Innes Street decided to enter into exclusive discussions with Gaston Federal Bancorp.

         Following the June 27 meeting, the Innes Street Board of Directors authorized Gaston Federal Bancorp and its representatives to conduct an off-site review of the Company's books and records and to make other due diligence examinations of the Company and its assets. During the same period, Trident performed a limited due diligence investigation of Gaston Federal Bancorp on our behalf.

         Based on these examinations, representatives of Gaston Federal Bancorp and Innes Street prepared a proposed definitive Merger Agreement that provides for Gaston Federal Bancorp to acquire the Company by paying cash for the outstanding shares of Innes Street common stock. On July 16, 2001, the Company's Board of Directors met with representatives of Trident and with its legal counsel, Brooks, Pierce, McLendon, Humphrey & Leonard LLP, in order to consider Gaston Federal Bancorp's proposal and the proposed Merger Agreement. Before that meeting, the Board of Directors had determined that Gaston Federal Bancorp's proposal was superior to the other proposals that had been received and also superior to other alternatives available to the Company. At that meeting, legal counsel advised the board about legal and fiduciary duties associated with the proposed Merger.

         Trident reported the result of its due diligence examination of Gaston Federal Bancorp's books and records, which was satisfactory. Legal counsel explained the terms of the proposed Merger Agreement. Trident made a presentation regarding the business and financial aspects of the proposed Merger and the fairness, from a financial point of view, of the consideration proposed to be paid by Gaston Federal Bancorp to the Company's stockholders. The Company's Board of Directors examined and discussed the proposed Merger Agreement's terms with respect to the termination provisions of the Merger Agreement and the possibility that the Company may be required to make a cash payment to Gaston Federal Bancorp if the Merger Agreement is terminated and the Company later accepts an offer from another company.

         After receiving advice and discussing the issues, the Company's Board of Directors unanimously approved the terms of the Merger Agreement and related documents.

Reasons for the Proposed Merger

         The Board of Directors, with the assistance of its financial and legal advisors, evaluated the financial, legal and market considerations involved in the decision to recommend the Merger to the Company's stockholders. The Board of Directors believes that the Merger provided for in the Merger Agreement is in the best interests of our stockholders and the Company.

         The terms of the Merger, including the consideration payable to our stockholders, are the result of a comprehensive, competitive process conducted on an arms-length basis. The Board of Directors believes it conducted a thorough and complete search for a merger partner among the companies it determined to be most likely to be interested in acquiring the Company on terms favorable to its stockholders.

         The Company's Board of Directors considered the following factors before concluding that the Merger is in the best interests of stockholders and the Company:

 .        the financial terms of the proposed Merger;

 .        a review of the terms of the Merger Agreement with outside financial and legal advisors;

 .        the fact that the Merger Agreement provides for the Company's stockholders to receive cash;

 .        information concerning Gaston Federal Bancorp's ability to pay the proposed cash consideration and the likelihood that the Merger will receive the required regulatory approvals;

 .        a comparison of the terms of the Merger Agreement with comparable transactions in North Carolina, the southeastern United States and elsewhere;

 .        competitive factors and consolidation trends in the banking industry;

 .        Trident's opinion that the consideration to be received by our stockholders in the Merger is fair from a financial point of view;

 .        alternatives to the sale of the Company, including continuing to operate Innes Street as an independent company, in light of economic conditions, the competitive environment, and the Board of Directors' analysis of Innes Street's financial condition, past performance and future prospects; and

 .        the effects of the Merger on Innes Street and our customers, communities and employees.

         The Board of Directors considered the separate agreements and benefits proposed for employees, management and members of the Board of Directors in connection with the Merger. The Board of Directors found the terms to be reasonable. See "- Interests of Certain Persons in the Merger."

         While the Board of Directors considered the foregoing factors individually, it did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board of Directors collectively made its determination with respect to the Merger Agreement based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Merger is in the best interests of Innes Street's stockholders.

Opinion of Innes Street's Financial Advisor

         Acquisition - General. Pursuant to an engagement letter dated February 26, 2001 between Innes Street and Trident Securities, Innes Street retained Trident to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident agreed, if requested by Innes Street, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Innes Street common stock, of the consideration as set forth in the Merger Agreement. Trident is a nationally recognized specialist in the financial services industry, in general, and in thrifts in particular. Trident is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Innes Street selected Trident as its financial advisor based upon Trident's qualifications, expertise and reputation in such capacity.

         Trident delivered a written opinion, dated July 16, 2001, that the consideration was fair to Innes Street stockholders, from a financial point of view, as of the date of such opinion (the "Opinion"). No limitations were imposed by Innes Street on Trident with respect to the investigations made or the procedures followed in rendering its Opinion.

         The full text of Trident's Opinion to the Innes Street Board of Directors, dated July 16, 2001, as updated to the date of this Proxy Statement, which sets forth the assumptions made, matters considered and extent of review by Trident, is attached as Appendix B and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this document. The following summary of Trident's Opinion is qualified in its entirety by reference to the full text of the Opinion. Trident's Opinion is addressed to the Innes Street Board of Directors and does not constitute a recommendation to any stockholder of Innes Street as to how such stockholder should vote at the Innes Street Special Meeting described in this document.

         Trident, in connection with rendering its Opinion:

 .   reviewed Innes Street's Annual Reports to Stockholders and Annual Reports on
    Form 10-KSB for each of the years ended September 30, 1999 and 2000, including the audited financial statements contained therein; and Innes Street's Quarterly Reports on Form 10-QSB for the quarters ended December
    31, 2000 and March 31, 2001;

 .   reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Innes Street and Gaston Federal Bancorp provided to Trident or publicly available for purposes of its analysis;

 .   participated in meetings and telephone conferences with management of Innes
    Street concerning the financial condition, business, assets, financial forecasts and prospects of the Company, as well as other matters Trident believed relevant to its inquiry;

 .   reviewed certain stock market information for the Innes Street common stock and compared it with similar information for certain companies whose securities are publicly traded;

 .   compared the results of operations and financial condition of Innes Street with that of certain companies which Trident deemed to be relevant for purposes of its Opinion;

 .   reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Trident deemed to be relevant for purposes of its Opinion;

 .   reviewed the Merger Agreement dated July 16, 2001 and certain related documents; and

 .   performed such other reviews and analyses as Trident deemed appropriate.

         The oral and written opinions provided by Trident to Innes Street were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

         In connection with its review and arriving at its Opinion, Trident relied upon the accuracy and completeness of the financial information and other pertinent information provided by Innes Street and Gaston Federal Bancorp to Trident for purposes of rendering its Opinion. Trident did not assume any obligation to verify independently any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Innes Street and Gaston Federal Bancorp with the input of their respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, Trident assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Innes Street and Gaston Federal Bancorp as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its Opinion. Neither Innes Street nor Gaston Federal Bancorp publicly discloses such internal management projections of the type utilized by Trident in connection with Trident's role as financial advisor to Innes Street. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Innes Street and Gaston Federal Bancorp. Accordingly, actual results could vary significantly from those set forth in the respective projections.

         Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Innes Street are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Innes Street, nor was Trident provided with such appraisals. Furthermore, Trident assumes that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver of any material terms or conditions by Innes Street, and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Innes Street, Trident adjusted the data to reflect full dilution, i.e., the effect of the exercise of outstanding options utilizing the treasury stock method. In particular, Trident assumes that the Merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

         In connection with rendering its Opinion to the Innes Street Board of Directors, Trident performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the Opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor necessarily to reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident were assigned a greater significance by Trident than any other in deriving its Opinion.

         Comparable Transaction Analysis: Trident reviewed and compared actual information for groups of comparable pending and completed thrift merger transactions (through July 2, 2001) it deemed pertinent to an analysis of the Merger. The pricing ratios for the Merger were compared to the median ratios of
(i) price to last twelve months earnings, (ii) price to tangible book value,
(iii) capital adjusted price to tangible book value, (iv) tangible book value premium to core deposit ratio ("TBV Prem./Core Deposits"), and (v) transaction premium to current trading price for each of the following eleven comparable transaction groups:

         . all recent thrift acquisitions in the United States announced within the preceding 12 months ("All Recent Median");

         . all thrift acquisitions in the United States announced within the preceding 90 days ("Last 90 Days Median");

         . all pending thrift acquisitions in the United States that have been announced but have yet to close ("All Pending Median");

         . all Southeast thrift acquisitions announced within the preceding 12 months ("Southeast Recent Median");

         . all North Carolina thrift acquisitions announced within the preceding 12 months ("North Carolina Recent Median");

         . all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with assets of $100-$300 Million ("Assets $100mm-$300mm Median")

         . all thrift acquisitions in the United States announced within the preceding 12 months with a total deal size of $20-$50 Million ("Deal Size $20mm-$50mm Median")

         . all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average assets of 0.40%-0.70% ("ROAA 40bp-70bp Median")

         . all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average equity of 3%-6% ("ROAE 3%-6% Median")

         . all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with tangible capital of 10%-14% ("Tangible Capital 10%-14% Median")

         . Trident also selected twelve thrift acquisitions announced since August 5, 1999 involving sellers that Trident believed were most comparable to Innes Street in terms of asset size, tangible capital, profitability, and market area (the "Guideline Transactions"):

The following table represents a summary analysis of the comparable transactions analyzed by Trident based on the announced transaction values:

                                                                Capital                          TBV
                                                             Median Price to       Adj. Price/    Prem./3/       Premium/
                                                             ---------------       -----------    --------       --------
                                                Number     LTM           Tang.         Tang.     Core            Trading
                                               of Trans.   EPS/2/        Book          Book      Deposits        Price
                                               ---------   ------        ----          ----      --------        -----
All Recent Median .........................        56     17.7x         137.0%        162.3%    8.2%            34.3%

Last 90 Days Median .......................        15     19.5x         124.7%        129.7%    6.2%            45.5%

All Pending Median ........................        26     19.5x         139.1%        163.0%    6.4%            43.2%

Southeast Recent Median ...................         7     19.0x         134.6%        170.9%    8.2%            34.2%

North Carolina Recent Median ..............         1     21.1x         121.2%        161.6%    6.9%            35.8%

Assets $100mm-$300mm Median ...............        19     19.6x         124.7%        142.2%    6.9%            23.0%

Deal Size $20mm-$50mm Median ..............        14     19.6x         118.8%        145.2%    6.3%            24.3%

ROAA 40bp-70bp Median .....................        12     22.1x         115.7%        121.5%    4.6%            57.9%

ROAE 3%-6% Median .........................        16     21.1x         121.2%        135.6%    6.0%            35.2%

Tangible Capital 10%-14% Median ...........         9     19.2x         139.8%        179.6%    8.6%            33.5%

Guideline Median ..........................        12     21.5x         117.6%        159.3%    6.6%            29.4%

Innes Street/1/............................               32.8x         143.4%        182.1%    8.0%            61.1%/4/

/1/   Innes Street pricing data based on per share consideration of $18.50
/2/   Last 12 months earnings per share
/3/   Tangible book value premium
/4/   Based on Innes Street's closing stock price of $11.48 on July 9, 2001

         The value of the transaction indicates that the offer made to Innes Street represents a value greater than those of similar transactions, represented by the comparable groups, based on multiples of price to last twelve months earnings, price to tangible book value, capital adjusted price to tangible book value, and transaction premium to current trading price.

         Discounted Cash Flow Analysis: Trident prepared a discounted cash flow analysis with regard to Innes Street's estimated acquisition value through March 2006. This analysis utilized a range of discount rates of 10% to 15%; assumed an annual asset growth rate of 6.0%; and assumed a return on average assets of 0.56%. The analyses resulted in a range of present values for Innes Street stockholders of between $13.20 and $16.39. Trident noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend pay-out rates and discount rates.

         Based on the aforementioned analyses and Trident's experience with numerous mergers involving thrift institutions, it is Trident's opinion that the consideration to be received by Innes Street stockholders in the Merger is fair from a financial point of view.

         No company used as a comparison in the above analyses is identical to Innes Street, Gaston Federal Bancorp or the combined entity and no other transaction is identical to the Merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Innes Street, Gaston Federal Bancorp and the combined entity are being compared.

         In connection with updating its Opinion as of the date of this Proxy Statement, Trident confirmed the appropriateness of its reliance on the analyses used to render its Opinion dated July 16, 2001 by performing certain procedures to update, as necessary, the analyses described above and reviewing the assumptions on which the analyses described above were based and the factors considered, and determined that no change in its analyses or conclusions were necessary.

         For its financial advisory services provided to Innes Street, Trident has been paid fees of $56,761 to date ($10,000 upon execution of the Trident engagement letter and a fee of $46,761 upon delivery of the Opinion) and will be paid an additional fee that will amount to 2.0% of the aggregate consideration received by Innes Street stockholders (less the $56,761 previously paid) at the time of the closing of the Merger. In addition, Innes Street has agreed to reimburse Trident for all reasonable out-of-pocket expenses, incurred by it on Innes Street's behalf, and to indemnify Trident against certain liabilities, including any which may arise under applicable federal or state laws.

         Trident is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities may have from time to time purchased securities from, and sold securities to, Innes Street and/or Gaston Federal Bancorp. As a market maker, Trident may also have purchased and sold the securities of Innes Street and/or Gaston Federal Bancorp for Trident's own account and for the accounts of its customers. Additionally, Trident served as Innes Street's sales agent in its mutual-to-stock conversion in 1998 and received total fees and commissions of $376,514 for that transaction. In 1998, Trident also served as Gaston Federal Bancorp's sales agent in Gaston Federal Savings and Loan Association's reorganization into a mutual holding company and concurrent issuance of shares of the stock savings bank subsidiary of the mutual holding company and received $355,528 for that transaction; however, Trident is not serving in an advisory role to or receiving compensation from Gaston Federal Bancorp in connection with the Merger.

         Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. The Board of Directors selected Trident as its financial advisor because of its previous experience with Trident, because Trident is a nationally recognized investment banking firm specializing in financial institutions and because of its substantial experience in transactions similar to the Merger. In addition, in the ordinary course of business, Trident Securities may actively trade the securities of the Company or Gaston Federal Bancorp for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Trident is not affiliated with the Company or Gaston Federal Bancorp or any of their affiliates.

         The summary of Trident's reports set forth above covers all material presentations made to the Company's Board of Directors and material analyses performed by Trident but is not a complete description of the presentations by Trident of the reports to the Board of Directors or of the analyses performed by Trident. The preparation of a fairness opinion is a complex process and is not easily summarized. Trident believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses, without considering all of the analyses, or all of the summary, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its Opinion. In addition, Trident may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Trident's view of the actual value of the Company. The fact that any specific analysis has been referred to in this summary is not meant to indicate that such analysis was given greater weight than any other analyses. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The specific analyses performed by Trident are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such individual analyses were prepared solely as part of the overall analysis of the fairness of the consideration to be received by the Company's stockholders and were provided to the Board of Directors in connection with the delivery of the Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's Opinion and presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement.

Closing and Effective Time

         The Merger will occur after the Merger Agreement and the transactions contemplated by the Merger Agreement are approved by the requisite vote of the stockholders of the Company, the required regulatory approvals are received, and the other conditions to the Merger are satisfied (or waived to the extent permitted by applicable law). The Merger Agreement provides that the closing of the Merger will occur on a date to be set by Gaston Federal Bancorp but not later than 15 business days after all conditions for the Merger have been met. The Merger will become effective on the date and time specified in the articles of merger, or such other documents as are necessary to consummate the Merger, filed with the North Carolina Secretary of State (the "Effective Time").

Exchange of the Common Stock for Cash

         Upon completion of the Merger, each outstanding share of the Company's common stock (other than shares as to which dissenters' rights have been asserted and perfected in accordance with North Carolina law) will be converted into the right to receive $18.50 in cash, without interest.

         Holders of stock options granted and outstanding under the Innes Street Financial Corporation Stock Option Plan (the "Stock Option Plan") immediately prior to the Effective Time, automatically will convert into the right to receive cash in an amount equal to $9.22, which is $18.50 less the exercise price of $9.28 for each outstanding option. There are options to purchase 152,881 shares of Innes Street common stock currently outstanding.

         Based on the 1,974,325 shares of the common stock and the options to purchase 152,881 shares of common stock outstanding on the Record Date, the total price of the Merger will be approximately $38.0 million representing $18.50 exchanged for each common share and option, less the $9.28 exercise price of each option. Gaston Federal Bancorp will provide the consideration for the Innes Street common stock from various sources, including cash reserves on hand and dividends from Gaston Federal Bank and from Citizens. Gaston Federal Bank has applied to the OTS for approval to pay a $23.7 million dividend to Gaston Federal Bancorp to fund a portion of the total purchase price. In addition, Citizens will apply to the Commissioner for approval to pay a $15.0 million dividend to Innes Street to fund a portion of the total purchase price. At September 30, 2001, Gaston Federal Bancorp's cash reserves on hand were approximately $1.8 million.

         Promptly after the consummation of the Merger, an exchange agent designated by Gaston Federal Bancorp will notify the Company's stockholders of the procedures for exchanging their Innes Street common stock for cash. The Company's stockholders should not send in their stock certificates until they receive transmittal forms from the exchange agent. The transmittal forms will list persons to contact for assistance with the exchange.

         Any portion of the cash to be paid in the Merger that remains unclaimed by the stockholders of Innes Street for 12 months after the Effective Time of the Merger will be repaid by the paying agent to Gaston Federal Bancorp. If you have not complied with the exchange procedures prior to 12 months after the Merger, you may only look to Gaston Federal Bancorp for payment of the cash you are entitled to receive in exchange for your shares of common stock, without any interest, and subject to applicable abandoned property, escheat and similar laws.

         If your Innes Street stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Gaston Federal Bancorp or the exchange agent will send you instructions on how to prove evidence of ownership. You may be required to make an affidavit and post a bond in an amount sufficient to protect Gaston Federal Bancorp against claims related to your common stock.

Conditions to Consummation of the Merger

         The respective obligations of Gaston Federal Bancorp and the Company to consummate the Merger are subject to the satisfaction or waiver of certain conditions which include:

         (i) the approval of the Merger by the Boards of Directors of Gaston Federal Bancorp and the Company, and by the stockholders of the Company;

         (ii) the receipt of all necessary regulatory approvals and expiration of all notice periods and waiting periods required after the granting of any such approval, without any condition or requirement contained in any such approval which, in the reasonable opinion of Gaston Federal Bancorp, is unduly burdensome;

         (iii) the absence of any order, decree or injunction which enjoins or prohibits consummation of the transactions contemplated by the Merger Agreement;

         (iv) the representations and warranties of Gaston Federal Bancorp and the Company contained in the Merger Agreement must be true and correct in all material respects as of the Effective Time, and the various agreements and covenants of Gaston Federal Bancorp and the Company required thereunder must have been performed and complied with in all material respects prior to the Effective Time;

         (v) Gaston Federal Bancorp will have received the written opinion of its legal counsel as to certain tax matters set forth in the Merger Agreement;

         (vi) the Company will have received from Trident as of the date of the Merger Agreement and updated as of the date of this Proxy Statement, an opinion that the transaction is fair to the Company's stockholders from a financial point of view; and

         (vii) the absence of any material adverse change with respect to Innes Street from September 30, 2000 to the Effective Time.

         Either the Company or Gaston Federal Bancorp may waive in writing certain of the conditions imposed with respect to its or their respective obligations to consummate the Merger, except for the requirements that the Merger be approved by the Company's stockholders, that all required regulatory approvals be received and that all notice periods and waiting periods be expired.

Termination of the Merger Agreement

         The Merger Agreement may be terminated and the Merger abandoned, notwithstanding the approval of the Merger Agreement and the Merger by the Company's stockholders, at any time prior to the Effective Time, upon the written mutual agreement of the parties, or at the election of either party:

         (i) if the Merger Agreement and the Merger are not approved by the legally required affirmative vote of the Innes Street stockholders at the Special Meeting; or

         (ii) if any regulatory authority whose approval is required for consummation of the Merger formally disapproves the Merger.

The Merger Agreement may also be terminated by either Gaston Federal Bancorp or Innes Street:

         (i) in the event of any breach of any of the covenants, agreements or obligations of the other party under the Merger Agreement and that is not cured within 15 business days;

         (ii) if any representation or statement furnished under the Merger Agreement is false or misleading in any material respect at the time furnished; or

         (iii) Innes Street receives a better merger proposal and enters into an acquisition agreement with another party.

Finally, the Merger Agreement will terminate, at either party's election, if the Merger has not been consummated on or before April 30, 2002. Such termination and abandonment would not require the approval of the stockholders of any party to the Merger Agreement.

         If the Merger is abandoned as described above, the Merger Agreement will become void and have no effect except that certain provisions of the Merger Agreement, including those relating to the obligation of the parties to pay certain expenses and the confidentiality of certain information obtained by each of the parties in connection with the Merger, will remain in effect. In addition, termination of the Merger Agreement will not relieve any breaching party from liability for any willful breach of a representation, warranty, covenant, or agreement resulting in the termination.

Termination Fee

         Innes Street will pay Gaston Federal Bancorp a fee of $1.5 million if the Merger Agreement is terminated under certain conditions, including:

         (i) termination of the Merger Agreement by Innes Street upon receipt of a superior proposal from another person as provided for in the Merger Agreement; or

         (ii) entering into a definitive agreement by Innes Street or Citizens relating to a superior proposal or consummation of a superior proposal within 12 months of the occurrence of any of the following events:

                 . termination of the Agreement by Gaston Federal Bancorp following a willful breach of any covenant, agreement, or obligation by Innes Street or Citizens;
                 . the failure of Innes Street stockholders to approve the Merger Agreement; or
                 . April 30, 2002, if Innes Street stockholders have not approved the Merger Agreement prior to that date.

Amendment of the Merger Agreement

         The Merger Agreement may be amended or supplemented in writing by mutual agreement of Gaston Federal Bancorp and the Company, provided that such amendment or supplement must be approved by their respective Boards of Directors and provided further that, without the further approval of the Company's stockholders, no amendment or supplement executed after approval of the Merger Agreement by the Company's stockholders may change the amount or form of the consideration into which each share of the common stock will be converted.

Conduct of the Company's Business Prior to the Effective Time

         Pursuant to the Merger Agreement, the Company has agreed, unless it has obtained the prior consent of Gaston Federal Bancorp, and except as provided by the Merger Agreement, to operate its business and to engage in transactions only in the usual, regular, and ordinary course, to preserve intact its business organization, to keep available the services of its present officers and employees, and to preserve its present relationships with depositors, suppliers, customers, and others having business dealings with the Company and the Bank.

         In addition, the Company has agreed that, prior to the earlier of the Effective Time or the termination of the Merger Agreement, the Company may not, except with the prior written consent of Gaston Federal Bancorp or except as provided by the Merger Agreement, do, or agree to do, any of the following:

         (i) amend any provision of its articles of incorporation, charter or other chartering documents or bylaws, impose, or suffer the imposition, on any share of Citizens stock held by Innes Street of any material lien, charge or encumbrance or permit any lien to exist, or waive or release any material right or cancel or compromise any material debt or claim;

         (ii) change the number of shares of its authorized capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of capital stock, or split, combine or reclassify any shares of its capital stock, redeem or otherwise acquire any shares of capital stock, or sell or issue any shares of capital stock;

         (iii) declare, set aside or pay any dividend or other distribution except that Citizens may pay cash dividends to Innes Street, and except that Innes Street may declare and pay a quarterly cash dividend not in excess of $0.05 per share. The Board of Directors of Innes Street will cause its last quarterly dividend record date to occur on the day immediately preceding the Effective Time with the dividend amount to be calculated on a pro-rata basis from the previous dividend record date on a daily basis, rounded up to the nearest $0.005;

         (iv) grant or agree to pay any bonus, severance or termination to, or enter into, extend or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any employee, officer or director, except for legally binding commitments existing on the date of the Merger Agreement, except for normal increases in the ordinary course of business consistent with past practice, or hiring any new employee without consulting with Gaston Federal Bancorp prior to such hiring;

         (v) enter into or, except as may be required by law to maintain the qualified status thereof, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

         (vi) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or business; acquire all or a substantial portion of the business or assets of any other entity other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Innes Street, or Citizens, and any other entity; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

         (vii) sell or otherwise dispose of the capital stock of Citizens, or sell or otherwise dispose of any asset other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any liability or indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

         (viii) make any change in policies with regard to: the extension of credit, or the establishment of loan loss reserves or the charge off of loan losses; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, or generally accepted accounting practices;

         (ix)  acquire any new loan participation or loan servicing rights;

         (x) make any new loan or other credit facility commitment in excess of $300,000; or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $300,000; or make any new loan or other credit facility commitment in any amount if thereafter the exposure to any one borrower or group of affiliated borrowers in the aggregate would exceed $750,000;

         (xi) except for automatically renewing leases, renew or extend any lease, or by any act, or omission to act, allow any lease to renew or be extended;

         (xii) make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the Merger Agreement;

         (xiii) except for the execution of, and as otherwise provided in the Merger Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any compensation or benefit plan;

         (xiv) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc, or with a remaining term to maturity of more than five years;

         (xv)  engage in any new loan transaction with an officer or director;

         (xvi) materially change the pricing strategies of Citizens with respect to its deposit or loan accounts;

         (xvii) enter into any agreement, arrangement or commitment not made in the ordinary course of business;

         (xviii) change its method of accounting in effect prior to the Effective Time, except as required by changes in laws or regulations or by GAAP concurred in by Innes Street's independent certified public accountants;

         (xix) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

         (xx)  invest in "high risk" mortgage derivative investments;

         (xxi) discharge or satisfy any lien or encumbrance or pay any material obligation or liability other than at scheduled maturity or in the ordinary course of business;

         (xxii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any assets or rights;

         (xxiii) take any action that would result in any of the representations or warranties of Innes Street or Citizens contained in the Merger Agreement not to be true and correct in any material respect as of the Effective Time or that could reasonably result in a material delay in consummation of the Merger;

         (xxiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report indicating that there is no apparent violation of or liability under any environmental laws; or

         (xxv) except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000, settle any claim, action or proceeding; provided that, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to Innes Street and Citizens, taken as a whole.

Regulatory Considerations

         The Merger is subject to certain regulatory approvals. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes.

         The Merger is subject to approval by the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act of 1933, as amended (the "HOLA"), which approval will be based upon review of the financial and managerial resources and future prospects of the existing and proposed institutions, the risk to the Savings Association Insurance Fund ("SAIF") and the convenience and needs of the community to be served. This consideration includes an evaluation by the OTS as to whether the Merger would result in a monopoly or otherwise would substantially lessen competition or impair the financial and managerial resources and future prospects of Gaston Federal Bancorp or the Company. In addition, the OTS must take into account the records of Gaston Federal Bancorp and the Company in meeting the credit needs of the entire community served by such institutions, including low- and moderate-income neighborhoods.

         In order to effect the Merger, Gaston Federal Bancorp has formed a business corporation with the name "Gaston Merger Subsidiary, Inc." as the wholly-owned subsidiary of Gaston Federal Bancorp. Gaston Merger Subsidiary, Inc. will merge into the Company, making the Company a wholly-owned subsidiary of Gaston Federal Bancorp. Immediately thereafter the Company will merge with and into Gaston Federal Bancorp and then Citizens will merge with and into Gaston Federal Bank. To accomplish the Merger, Gaston Federal Bancorp has applied to the (i) OTS for approval to merge Citizens with and into Gaston Federal Bank, (ii) North Carolina Commissioner of Banks (the "Commissioner") for approval to merge Citizens into Gaston Federal Bank, and (iii) the Board of Governors of the Federal Reserve ("FRB") for a waiver relating to the Merger. Gaston Federal Bancorp has received a waiver from the FRB. In addition, Gaston Federal Bancorp has applied to the OTS for approval to pay $23.7 million dividend to Gaston Federal Bank in order to fund a portion of the total purchase price for the Innes Street common stock. Citizens will apply to the Commissioner for approval to pay a $15.0 million dividend to Innes Street to fund a portion of the total purchase price. The Merger cannot be consummated until all required approvals are received and waiting periods have expired.

         Gaston Federal Bancorp and the Company are not aware of any other governmental approvals or actions that are required for consummation of the Merger. If any other approval or action is required, the parties will seek such approval or take such action. There can be no guarantee that any other approval or action, if needed, could be obtained, would not delay the Effective Time or would not contain conditions that would cause Gaston Federal Bancorp to abandon the Merger.

Tax Consequences of the Merger

         Each stockholder of the Company who, pursuant to the Merger Agreement, receives cash in exchange for shares of his or her Innes Street common stock generally will, upon the payment of cash in exchange for the surrender of the certificate or certificates representing the stockholder's shares, realize gain or loss for federal income tax purposes measured by the difference between the stockholder's cost or other basis in the shares and the amount of cash received for the shares. The gain or loss will be capital gain or loss if the shares held by the stockholder constitute capital assets in the stockholder's hands, and will be long-term capital gain or loss if the stockholder's holding period for the shares is more than one year. This summary is not a complete description of all the tax consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the holders of Innes Street common stock entitled to special treatment under the Internal Revenue Code of 1986, as amended, such as insurance companies, dealers in securities, tax exempt organizations, foreign persons or corporations, or compensation-related acquisitions.

         Stockholders are urged and advised to consult their tax counselors and advisors about the specific tax consequences of the Merger to them, including tax return reporting requirements, the effect of federal, state, local, and other applicable tax laws, and the effect of any proposed changes in the tax laws.

Effect of the Merger on Directors, Employees and Benefit Plans

         Directors. At the Effective Time, Mr. Bostian will be appointed to the Board of Directors of Gaston Federal Bancorp and Gaston Federal Bank. In addition, at the Effective Time, Gaston Federal Bancorp will establish and maintain for a minimum of one year an Innes Street advisory board of directors consisting of all of the current Innes Street directors. Each advisory board member who is not an employee of the resulting bank will receive $1,000 for each monthly meeting attended.

         Management Recognition Plan. Pursuant to the Citizens' Management Recognition Plan and Trust (the "MRP"), the directors and officers of the Company and Bank were awarded a total of 89,930 restricted shares of common stock on February 1, 2000. The MRP provides that the shares granted vest at a rate of 20% on February 1, 2000, and 20% on each subsequent anniversary date until all shares are vested. Based upon that vesting schedule, 60% or 53,958 of the shares awarded have not yet vested. The Company and Gaston Federal Bancorp have agreed that all 53,958 unvested shares will become vested at the Effective Time and the MRP will be terminated. Each vested share will then be exchanged for $18.50 in cash, or a total of $998,223 for the 53,958 unvested shares. No additional awards will be made under the MRP prior to the Effective Time of the Merger.

         Stock Option Plan. Pursuant to the Company's Stock Option Plan, the directors, officers and employees of the Company and Bank have been granted options to purchase a total of 152,881 shares of common stock at an option exercise price of $9.28. The Stock Option Plan provides that the options granted to employees and officers vest at a rate of 25% on February 1, 2000, and 25% on each subsequent anniversary date until all shares are vested. Based upon that vesting schedule, 50% of the options granted to employees and officers have not yet vested. All stock options granted to non-employee members of the Board of Directors vested immediately upon grant on February 1, 2000. Each option, to the extent not vested or vested but not exercised prior to the Effective Time of the Merger, will automatically be converted into the right to receive $18.50 in cash, less the $9.28 option exercise price. Each optionee will enter into a written agreement to the effect that such optionee's stock options are terminated, canceled and released as of the Effective Time of the Merger. A total of $1,409,563 will be paid for the outstanding unexercised options.

         Employee Stock Ownership Plan. The Bank's ESOP, using funds loaned to the ESOP by the Company and funds received by the ESOP when the Company paid a return of capital in the form of a special dividend, has purchased 244,150 shares of common stock for allocation to ESOP participants. At June 30, 2001, under the ESOP provisions, 37,395 of those shares already have been, or are committed to be, allocated to the participants. At the Effective Time of the Merger, the ESOP will be terminated and each participant's account will be credited with $18.50 in cash in exchange for each share allocated to them under the ESOP. Each unallocated share remaining in the ESOP at the Effective Time of the Merger will be exchanged for $18.50 in cash which will be used to repay in full the loan from the Company to the ESOP. Any cash remaining in the ESOP after repayment of the loan will be allocated to participants in accordance with the terms of the ESOP.

         Employment Agreement. At the Effective Time of the Merger, the Bank and Ronald E. Bostian will enter into a termination agreement and release ("Termination Agreement") terminating his existing employment agreement with the Bank. In consideration of the existing employment agreement's termination, the Bank or Gaston Federal Bank will pay Mr. Bostian $305,000, subject to applicable withholding, and provided further, that such payment will be reduced, if necessary, to avoid an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended. At the Effective Time of the Merger, and upon termination of and in substitution for his current employment agreement with the Bank pursuant to the Termination Agreement, Gaston Federal Bancorp and Gaston Federal Bank will enter into an employment agreement with Mr. Bostian (the "Employment Agreement"). Mr. Bostian's Employment Agreement will provide for an initial term of employment of two years and annual cash compensation of $150,000 per year during the initial term. The agreement also provides for such other benefits as are provided uniformly to permanent full-time employees of Gaston Federal Bank. The Employment Agreement provides that Mr. Bostian may be terminated by the Bank upon an "Event of Termination" which includes "Termination for Cause" as defined in the Employment Agreement, and that he may resign from his employment as provided in the Employment Agreement.

         Employees and Benefit Plans. All Company and Bank employees will continue to be employees at the Effective Time of the Merger and shall become employees of Gaston Federal Bancorp or Gaston Federal Bank following the Effective Time of the Merger for purposes of ensuring that all such employees qualify for the rights provided to terminated employees under the Consolidated Omnibus Budget Reconciliation Action of 1985. Except with regard to Ronald E. Bostian, however, neither Gaston Federal Bancorp nor Gaston Federal Bank has any obligation to employ or continue to employ any Company or Bank employee for any period of time. Gaston Federal Bank may offer continuing employment following the Effective Time of the Merger to some persons now employed by the Company or the Bank. Any employee who accepts such offer and becomes employed by Gaston Federal Bank, will be provided with the employee welfare benefits generally available to all similarly situated employees of Gaston Federal Bank, including the group insurance plan of Gaston Federal Bank (including hospitalization, life and disability, and dental coverage) on the same basis as similarly situated employees of Gaston Federal Bank with no interruption in benefits and with acceptance of all pre-existing conditions accepted under the comparable plan or plans maintained by the Company to the extent coverage is provided for such conditions under Gaston Federal Bancorp's plans. Such benefits will be provided for dependents and/or families of such employees as permitted by Gaston Federal Bank's employee benefits plan on the same basis as for dependents and/or families of similarly situated Gaston Federal Bank employees.

         The 401(k) plan maintained by the Company may, at Gaston Federal Bancorp's election, be maintained separately, merged into a Gaston Federal Bancorp 401(k) plan, or terminated. If the Company's 401(k) plan is terminated, all employees who are retained by Gaston Federal Bancorp will be eligible to participate in any pension and 401(k) plans of Gaston Federal Bancorp, as applicable, in accordance with the terms of those plans and will be credited for purposes of vesting and eligibility (but not for purposes of benefit accruals) under those plans with one year of service to Gaston Federal Bank for each year of service to the Company or the Bank prior to the Effective Time of the Merger.

         Severance Plan. Gaston Federal Bancorp and Gaston Federal Bank will honor the Bank's Severance Plan currently in effect as to all employees of the Bank who are employed at the Effective Time of the Merger. The Severance Plan provides a severance benefit to any full time employee of the Bank who is terminated by the Bank or a successor or who terminates employment following certain actions by the Bank or its successor within 24 months of a change in control (as defined in the Severance Plan). The severance benefit would be an amount equal to the greater of two weeks salary multiplied by the employee's full years of service or one month's salary, each at the employee's most recent salary rate. The Severance Plan will continue in effect as to such employees for a period of two years following the Effective Time as the plan provides, but will not apply to other persons and will be deemed terminated as to any change-of-control transaction other than the transactions contemplated by the Merger Agreement.

         Other Agreements. Gaston Federal Bancorp agrees to assume, or to cause Gaston Federal Bank to assume, the Bank's obligations under the provisions of the deferred compensation agreements and rabbi trusts between the Company or the Bank and the Bank's directors and four of the Bank's officers.

         In addition, Gaston Federal Bancorp and Gaston Federal Bank agree to indemnify, defend and hold harmless each director and officer of Innes Street and Citizens to the fullest extent provided under the NCBCA, Innes Street's Articles of Incorporation and Bylaws, or other applicable law. Gaston Federal Bancorp also agrees to maintain for a period of three years from completion of the Merger the current directors' and officers' liability insurance policy maintained by Innes Street or another policy providing at least the same coverage.

Accounting Treatment

         Gaston Federal Bancorp and Gaston Federal Bank will use the purchase method of accounting in connection with the Merger.

Expenses of the Merger

         The Merger Agreement provides that whether or not the Merger Agreement is terminated or the transactions contemplated by the Merger Agreement are consummated, the Company and Gaston Federal Bancorp will each pay its own legal, accounting and financial advisory fees and all other costs and expenses incurred in connection with the proposed transactions.

Effect of the Merger on the Rights of the Company's Stockholders

         As a result of the Merger, holders of the Company's common stock will exchange their shares for cash. Under the Company's current charter, stockholders have voting rights with respect to certain matters relating to the Company, including the election of directors. After the Merger, stockholders of the Company will not be stockholders of the Company, Gaston Federal Bancorp, Citizens or Gaston Federal Bank and, therefore, will have no voting rights with respect to the Company, Gaston Federal Bancorp, Citizens or Gaston Federal Bank.

Appraisal Rights

         In order to exercise dissenters' rights, a stockholder must not vote in favor of the Merger Agreement and must give the written notice required by
Article 13 of the North Carolina Business Corporations Act. Stockholders should note that the return of a signed unmarked proxy by a stockholder will be considered a vote in favor of the Merger Agreement and a stockholder vote against the Merger Agreement alone will not satisfy the written notice requirement. A separate written notice must be delivered by the stockholder to the Company.

         The stockholders of the Company, who take the steps necessary to perfect their right, are entitled to dissent from the Merger and obtain payment of the fair value of their shares of common stock of the Company under Article 13 of the North Carolina Business Corporations Act (the "NCBCA"). A copy of
Article 13 of the NCBCA is attached to this Proxy Statement as Appendix C.

         A stockholder who wishes to assert dissenters' rights must follow the very specific requirements set forth in Article 13. Failure to comply with any of these requirements will constitute a waiver of the stockholder's right to dissent.

         If the Merger is approved by the Company's stockholders, the Company will mail by registered or certified mail, return receipt requested, a written notice to all stockholders who satisfied the requirements set forth in Article 13 (a "Dissenters' Notice").

         Any stockholder who receives a Dissenters' Notice must demand payment and deposit his certificates for shares of common stock of the Company in accordance with the terms of the Dissenters' Notice. A stockholder who does not satisfy the foregoing requirements is not entitled to payment for his shares under Article 13.

         Upon receipt of a payment demand, the Company will offer to pay each dissenter who demanded payment and deposited his or her share certificates, the amount the Company estimates to be the fair value of his or her shares of the common stock, plus interest accrued to the date of payment, and will pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his or her demand.

         Under certain conditions specified in Article 13, a dissenter may notify the Company in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate or reject the Company's offer of fair value and demand payment of the fair value of his or her shares and interest due. The stockholder waives the right to demand payment if he or she fails to demand additional payment.

         Article 13 also sets forth the procedure to be followed in the event a demand for payment remains unsettled. This procedure involves an appraisal proceeding in which the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of the fair value of the shares of Innes Street common stock.

         The foregoing is only a summary of the rights of dissenting stockholders under the NCBCA. Because Article 13 contains many detailed provisions and requirements, each dissenting stockholder should carefully review the text of Article 13 attached to this Proxy Statement as Appendix C and should also consult with his or her own legal counsel concerning the specific procedures and available remedies under Article 13. Any failure to follow the specific procedures set forth in Article 13 may result in a stockholder losing the right to claim fair value as described above.

                   INFORMATION ABOUT THE COMPANY AND THE BANK

         Innes Street Financial Corporation. The Company was incorporated on July 6, 1998 to serve as the holding company for the Bank upon the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion"). The Company completed the Conversion on December 28, 1998 through the sale and issuance of 2,248,250 shares of common stock. Since the Conversion, the Company has had no significant assets other than the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion, investment securities and a note payable from the ESOP. The Company's principal business has been the business of the Bank. On January 8, 2001, the Bank converted from a federally chartered stock savings bank to a North Carolina chartered savings bank and the Company converted from a savings holding company to a bank holding company.

         The Company's executive offices are located at 401 West Innes Street, Salisbury, North Carolina 28144. The telephone number is (704) 633-2341.

         Citizens Bank, Inc. The Bank, a state savings bank, has served the Salisbury, North Carolina area for over 90 years. The deposits of the Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC") in the SAIF. The Bank is a member of the Federal Home Loan Bank of Atlanta and is subject to the regulation of and supervision by the Commissioner.

         The Bank is engaged primarily in the business of attracting deposits from the general public and using those deposits to make mortgage loans secured by real estate. The Bank makes one-to-four family residential real estate loans and, to a lesser extent, multi-family residential loans, nonresidential loans, construction and development loans, home equity loans, commercial and consumer loans. However, in the past year the Bank has increased its production of multi-family residential loans, nonresidential loans, construction and development loans and home equity loans. The Bank's primary sources of revenue are interest and dividend income from investments, interest income from its interest-earning deposit balances in other depository institutions, and transaction and fee income from its lending and deposit activities. The major expenses of the Bank are interest on deposits and general and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing, advertising expenses and occupancy expenses.

        INFORMATION ABOUT GASTON FEDERAL BANCORP AND GASTON FEDERAL BANK

         Gaston Federal Bancorp was formed on March 18, 1998 for the purpose of acting as the holding company for Gaston Federal Bank. Gaston Federal Bancorp's assets consist primarily of the outstanding capital stock of Gaston Federal Bank, deposits held at Gaston Federal Bank and investments. At June 30, 2001, 1,752,427 shares of Gaston Federal Bancorp's common stock, par value $1.00 per share, were held by the public, and 2,457,007 shares were held by Gaston Federal Holdings, MHC, Gaston Federal Bancorp's parent mutual holding company. Gaston Federal Bancorp's principal business is overseeing and directing the business of Gaston Federal Bank and investing the net stock offering proceeds retained by it.

         Gaston Federal Bancorp's executive office is located at 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249. Its telephone number at this address is (704) 868-5200.

         Gaston Federal Bank was organized in 1904 as a state chartered building and loan association. Gaston Federal Bank's deposits are insured by the SAIF, as administered by the FDIC, up to the maximum amount permitted by law. Gaston Federal Bank is a community-oriented savings bank engaged primarily in the business of offering FDIC-insured deposits to customers through its branch offices and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multifamily residential and commercial real estate loans, commercial business loans, construction loans and consumer loans, and investment and mortgage-backed securities.

        SELECTED PER SHARE DATA OF THE COMPANY AND GASTON FEDERAL BANCORP

         Set forth below is certain historical per share data of the Company and Gaston Federal Bank.

Innes Street Financial Corporation

                                              Nine Months Ended           Year Ended
                                              -----------------           ----------
                                               June 30, 2001          September 30, 2000
                                               -------------          ------------------
         Per Share Data:
           Basic EPS                                0.54                     0.72
           Diluted EPS                              0.53                     0.72
           Cash dividends                           0.15                     0.20
           Book Value (end of period)              13.60                    13.07

Gaston Federal Bank, Inc.

                                              Six Months Ended           Year Ended
                                              ----------------           ----------
                                              June 30, 2001/1/      September 30, 2000/1/
                                              ----------------      --------------------
         Per Share Data:
            Basic EPS                               0.25                    0.53
            Diluted EPS                             0.25                    0.53
            Cash dividends                          0.15                   0.235
            Book Value (end of period)              9.74                    9.31

/1/ On December 18, 2000, the Board of Directors of Gaston Federal Bank voted to change its fiscal year-end to December 31. For details involving that change, see the Form 8-K filed with the SEC by Gaston Federal Bancorp on January 22, 2001.

                                  OTHER MATTERS

         Management knows of no other matters to be presented for consideration at the Special Meeting or any adjournments thereof. If any other matters shall properly come before the Special Meeting, it is intended that the proxies named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted in the proxy.

                                             By Order of the Board of Directors,


                                             /s/ Ralphelle S. Butler
                                             Ralphelle S. Butler
                                             Secretary
Salisbury, North Carolina
October 17, 2001

                       INNES STREET FINANCIAL CORPORATION
                                REVOCABLE PROXY

                        SPECIAL MEETING OF STOCKHOLDERS
                         November 16, 2001   10:00 a.m.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints the official proxy committee of Innes Street Financial Corporation (the "Company") comprised of all of the members of the Board of Directors of the Company, each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Special Meeting of Stockholders, to be held on November 16, 2001 at the Holiday Inn of Salisbury, 520 South Jake Alexander Boulevard, Salisbury, North Carolina at 10:00 a.m. and at any and all adjournments thereof, as follows:

  1. The approval of the Agreement and Plan of Merger dated July 16, 2001, as amended October 10, 2001, among Gaston Federal Holdings, MHC, Gaston Federal Bancorp, Inc., Gaston Merger Subsidiary, Inc., Gaston Federal Bank, Innes Street Financial Corporation, and Citizens Bank, Inc.
                  For   [_]Against   [_]
                                       Abstain   [_]

        PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE SPECIAL MEETING: [_]

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSAL.

                 (Continued and to be signed on the other side)

                          (Continued from other side)

  If a proxy is returned and no instructions are given, the proxy will be voted for the approval of the Agreement and Plan of Merger. If instructions are given with respect to the proposal, (i) such instructions as are given will be fol-lowed and, (ii) the proxy will be voted FOR any proposal for which no instruc-tions are given. If any other business that falls within the purposes set forth in the Notice of Special Meeting is presented at the Special Meeting, this proxy shall be voted in accordance with the proxy committee's best judgment.

                                           Date ...............................

                                           ....................................
                                                  Stockholder sign above

                                           ....................................
                                              Co-Holder (if any) sign above

                                           The above signed acknowledges
                                           receipt from the Company, prior to
                                           the election of this Proxy, of a
                                           Notice of Special Meeting and a
                                           Proxy Statement dated October 17,
                                           2001. Please sign exactly as your
                                           name appears hereon. When signing
                                           as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give your full title. If
                                           shares are held jointly, each
                                           holder may sign, but only one
                                           signature is required.

         PLEASE ACT PROMPTLY SIGN, DATE AND MAIL YOUR PROXY CARD TODAY